Exhibit 10.9

AMENDED AND RESTATED LICENSOR AGREEMENT

May 8, 2008

Wachovia Bank, National Association
One South Broad Street
Philadelphia, Pennsylvania 19107

Ladies and Gentlemen:

Latitude Licensing Corp. (together with its successors and assigns, “Licensor”) is the owner of certain trademarks and/or other intellectual property described on Schedule A hereto (collectively, with any other trademarks and intellectual property subject to the License Agreements, as defined below, the “Licensed Intellectual Property”). Licensor has granted to I.C. Isaacs & Company L.P. (together with their successors and assigns, collectively, “Licensee”) a license to use the Licensed Intellectual Property as set forth in the Trademark License and Technical Assistance Agreement, dated January 15, 1998, between Licensor and Licensee, as amended, and the Trademark License and Technical Assistance Agreement for Women’s Collections, dated March 4, 1998, between Licensor and Licensee, as amended (each individually, a “License Agreement” and collectively, the “License Agreements”). This letter agreement amends and restates that certain Licensor Agreement dated as of December 30, 2004 among Licensor, Licensee and Lender.

Licensor understands that Licensee has entered into financing arrangements with Wachovia Bank, National Association (together with its successors and assigns, “Lender”) as evidenced by that certain Loan and Security Agreement dated as December 30, 2004 (as has been and may hereafter be amended, modified, replaced or restated from time to time, the “Loan Agreement”) pursuant to which Lender may make loans and advances from time to time and provide other financial accommodations to the Licensee secured by substantially all of the assets and properties of Licensee, including, among other things, the inventory and other goods of Licensee which may bear or use the Licensed Intellectual Property. All capitalized terms used herein, without further definition, shall have the respective meaning set forth in the Loan Agreement.

Licensor and Licensee agree in favor of Lender as follows:

1. The License Agreements are in full force and effect, no default exists thereunder and Licensee is the licensee thereunder with the right to use the Licensed Intellectual Property as provided therein.

2. Licensor hereby grants to Lender a non-exclusive license to use the Licensed Intellectual Property to the extent Lender deems it necessary or desirable in connection with the exercise of its rights and remedies, for the purpose of selling or otherwise disposing of, or dealing with, any of the inventory and other goods of Licensee in which Lender has a security interest bearing or using any of the Licensed Intellectual Property. Lender will pay to Licensor a royalty with respect to any sales by Lender of such assets and properties bearing or using the Licensed Intellectual Property based on the percentage and on the terms set forth in the License Agreements as in effect on the date hereof. The use by Lender of the Licensed Intellectual Property shall not constitute an assumption by Lender of any obligations of Licensee to Licensor or to any other person and in no event shall Lender be liable for any such obligations of Licensee to Licensor or to any other person or entity (whether for past due royalties or otherwise). Licensor does not and shall not have any security interest or other interest in any assets and properties of Licensee.

Wachovia Bank, National Association
May 8, 2008

3. In the event of a default by Licensee under a License Agreement, Licensor will notify Lender in writing of such default. Lender shall have the right and opportunity, but not the obligation, to cure such default within thirty (30) days after the receipt of such notice thereof from Licensor. During such thirty (30) day period Licensor shall not terminate such License Agreement. Any payment made or act done by Lender to cure such default shall not constitute an assumption of such License Agreement or of any obligations thereunder. Notwithstanding anything to the contrary contained in the License Agreements or otherwise, no termination of a License Agreement will affect the rights of Lender to continue to use the Licensed Intellectual Property for the uses permitted hereunder.

4. Lender hereby agrees that, notwithstanding anything to the contrary contained herein, commencing on March 31, 2009 Licensee may make, and Licensor may receive and retain from Licensee, on a monthly basis Deferred Royalty Payments in accordance with the terms of the License Agreement in an aggregate sum not to exceed $1,500,000 (plus applicable interest not to exceed 10% per annum); provided that, (a) any monthly payment cannot exceed $375,000 per month and (b) as of the date of any such payment and after giving effect thereto, (i) no Default or Event of Default, under the Loan Agreement, shall exist or have occurred and be continuing, (ii) Licensee maintains a pro forma Fixed Charge Coverage Ratio (as defined in Section 7.1 of the Loan Agreement) of not less than 1.20 to 1.00 for the twelve (12) month period ending on the proposed date of such payment after giving effect to such payment and (iii) Licensee has Excess Availability of at least $2,500,000. If Licensor receives any payment in contravention of the terms of this Section 4, Licensor shall receive and hold the same in trust, as trustee, for the benefit of Lender, segregated from other funds and property of Licensor and shall forthwith deliver the same to Lender (together with any endorsement or assignment of Licensor where necessary), for application to any of the Obligations. In the event of the failure of Licensor to make any such endorsement or assignment to Lender, Lender, or any of its officers or employees, are hereby irrevocably authorized on behalf of Licensor to make the same.

5. Lender is relying upon this letter agreement in providing financing to Licensee, and this letter agreement will be binding upon the Licensor and its successors and assigns and inure to the benefit of Lender and its successors and assigns (and including any lender or lenders that refinance the obligations of Licensee to Lender). This letter agreement cannot be changed, modified or terminated orally or by course of conduct, but only by a written agreement signed by Lender and Licensor.

6. The validity, interpretation and enforcement of this letter agreement and any dispute arising out of the relationship between the parties hereto in connection with this letter agreement, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the Commonwealth of Pennsylvania, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the Commonwealth of Pennsylvania.

Wachovia Bank, National Association
May 8, 2008

6. This letter agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this letter agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

Very truly yours, LATITUDE LICENSING CORP.

By:	/s/ Serge J. Massat
Name:	Serge J. Massat
Title:	Secretary

ACKNOWLEDGED AND AGREED:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Georgios Kyvernitis
Name:	Georgios Kyvernitis
Title:	Director

I.C. ISAACS & COMPANY L.P.
By: I.C. Isaacs & Company, Inc., general partner

By:	/s/ Robert S. Stec
Name:	Robert S. Stec
Title:	Chief Executive Officer

SCHEDULE A

LICENSED INTELLECTUAL PROPERTY

All trademarks now or hereafter (the “Marks”) covered by the License Agreements